Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered as of the 20th day of July, 2012 (“Effective Date”) by and between Fogo de Chão Churrascaria (Holdings) LLC, a Delaware limited liability company (“Company”), and Lawrence J. Johnson (“Executive”).

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement dated as of March 14, 2012 (the “Prior Employment Agreement”); and

WHEREAS, the Company and the Executive wish to make certain clarifying changes with respect to the Prior Employment Agreement by amending it and restating it as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Term. The initial term (“Initial Term”) of employment under this Agreement shall commence and this Agreement shall be effective as of the Effective Date and shall continue for a period ending on December 31, 2015, unless sooner terminated in accordance with the terms hereof. The Initial Term shall be automatically extended for additional one-year periods (each such year an “Extended Term”) on the same terms and conditions set forth in this Agreement, unless either party provides notice of his or its intention not to extend this Agreement at least ninety (90) days prior to the expiration of the Initial Term or, if previously extended, any Extended Term. The Initial Term and any Extended Term may be collectively referred to in this Agreement as the “Term.”

2. Employment Duties.

(a) Position. Commencing upon the Effective Date and continuing through the period of the Executive’s employment by the Company, the Executive shall serve as Chief Executive Officer of the Company and shall, subject to the limitations set forth in Exhibit A to the unanimous written consent of the Board of Directors of the Company (the “Board”) and the sole member of the Company effective August 29, 2011 (a copy of which limitations are attached as Exhibit A) have the duties, responsibilities and authority set forth on Exhibit B to this Agreement. The Executive shall report to the Board.

(b) Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from (i) serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder; provided, however, that Executive’s service on any corporate board or committee shall be subject to the prior written approval of the Board which approval shall not be unreasonably withheld or (ii) going on leave for vacation or personal leave permitted hereunder or illness; provided, however, that leave for vacation shall not interfere with the performance of the Executive’s duties hereunder.

3. Compensation and Benefits.

(a) Base Salary. During the period of the Executive’s employment by the Company, the Executive shall receive an annual base salary of not less than US$700,000 (“Base Salary”) payable in equal semi-monthly installments, less applicable withholdings. Each year, the Board shall review the Base Salary and other compensation of the Executive based upon performance and other factors deemed appropriate by the Board and make such increases as it deems fit.

(b) Annual Performance Bonus. During the period of the Executive’s employment by the Company hereunder, the Executive shall receive each year an annual performance bonus (“Annual Performance Bonus”) based upon achievement of budget and performance goals established by the Board for the year. The Annual Performance Bonus shall be determined in accordance with the criteria set forth in Exhibit C, which will be in effect for the fiscal year ending December 31, 2012. The Annual Performance Bonus shall have a target amount as specified in the Company’s Budget (“Target Bonus Amount”), which amount shall be no less than $300,000. The Annual Performance Bonus shall be paid not later than March 15 of the calendar year following the end of the calendar year in which the Annual Performance Bonus is earned.

(c) Stock Appreciation Rights. The Company has awarded to the Executive 155,212 Class A Stock Appreciation Rights and 20,000 Class C Stock Appreciation Rights under the Company’s 2006 Long-Term Incentive Plan, as amended. The Executive shall be entitled to participate in future awards under such plan and all other equity compensation plans that may be adopted by the Company after the date of this Agreement.

(d) Employee Benefits. The Executive shall be entitled to the following benefits during the period of the Executive’s employment by the Company hereunder: (i) to the extent permitted by applicable law, the Executive shall be entitled to receive benefits and fringes (whether subsidized in part, or paid for in full by the Company) including, but not limited to, medical, dental and disability insurance, which the Company now or in the future generally offers to its executive officers; (ii) the Company will pay the entire amount of each monthly premium for full family coverage for the benefit of the Executive and the Executive’s family under the Company’s health and dental insurance plans in which the Executive and the Executive’s family members are eligible to participate; (iii) the Company shall provide the Executive with, and pay for, term life insurance in the amount of US$3,000,000; (iv) the Executive shall be eligible to participate in any of the Company’s savings, retirement and other qualified and non-qualified plans sponsored by the Company; and (v) the Executive shall be insured under the Company’s director and officer liability insurance and shall be provided with an indemnification agreement effective as of the Effective Date in the same form previously entered into by the Company with members of the Board, which agreement shall provide for, among other benefits, advancement of legal fees and expenses arising out of or related to any litigation matter.

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder, in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation. Upon the Executive’s termination of employment (as provided in, and subject to the provisions of, Section 4), any outstanding reimbursement requests must be submitted promptly and payment shall occur thereafter but no later than December 31st of the calendar year following the calendar year in which such expenses were incurred.

(f) Office and Facilities. The Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are determined by the Company to be commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder.

(g) Vacation. The Executive shall be entitled to four (4) weeks of annual vacation in accordance with the policies periodically established by the Board.

(h) Airline Travel. The Executive shall be entitled to and the Company shall arrange and pay for business class air travel (or first class for flights that offer only two (2) classes of service) for flights in excess of two (2) hours.

4. Termination and Payments Upon Termination.

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. Either the Executive or the Company shall be entitled to terminate the Executive’s employment for “Disability” by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties for a period of thirty (30) consecutive days or sixty (60) days in any calendar year as a result of physical or mental impairment, illness or injury, and such condition, in the opinion of a medical doctor selected by either the Executive or the Company and reasonably acceptable to the other party (if the Executive, then, if applicable, his legal representative), is total and long-term or permanent.

(c) Cause. The Company shall be entitled to terminate the Executive’s employment for Cause by giving the Executive a Notice of Termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s misappropriation or theft of the Company’s or any of its subsidiary’s funds or property, (ii) the Executive’s conviction or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude, (iii) the Executive’s engagement in any conduct that is materially injurious to the Company or the Executive’s material breach of this Agreement or material failure to perform any of his duties owed to the Company or (iv) the Executive’s commission of any act involving willful malfeasance or gross negligence or the Executive’s failure to act involving material nonfeasance.

The Executive’s employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a “Notice of Cause”), such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within six months of the Board’s learning of such acts or failures to act. The Executive shall have 10 days after the date that the Notice of Cause is given in which to cure any breach of this Agreement or acts or failures to act, to the extent such cure is possible.

(d) Without Cause. The Board may terminate the Executive’s employment hereunder, without Cause, at any time and for any reason or for no reason by giving the Executive a Notice of Termination (as defined below).

(e) Voluntary Termination. The Executive may terminate his employment hereunder (i) at any time and for any reason or (ii) for Good Reason by giving the Company a Notice of Termination.

(f) Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis (unless not required pursuant to Section 4(d)) for termination of the Executive’s employment under the provision so indicated. The Termination Date (as defined below) specified in such Notice of Termination shall be no less than two weeks from the date the Notice of Termination is given; provided, however, that (i) if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive and (ii) if the Executive terminates his employment in accordance with Section 4(e) of this Agreement for other than Good Reason, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Company.

(g) Good Reason. “Good Reason” shall mean:

(i) the assignment to Executive of any duties that are materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities as contemplated by Section 2 hereof or any other action by the Company which results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after its receipt of written notice that specifically identifies the conduct that the Executive believes to constitute Good Reason within 30 days after the occurrence of such conduct.

(ii) any material breach by the Company of this Agreement which remains uncured for ten (10) days following the Company’s receipt of written notice that specifically identifies the breach;

(iii) any reduction by the Company of the Executive’s Base Salary or Target Bonus Amount, other than a reduction not to exceed an aggregate amount of up to 20% of the Base Salary or Target Bonus Amount provided that (x) such reduction is applied to all C-level executives of the Company and (y) the Board has determined in good faith that such reduction is necessary for the Company to comply with the covenants of the Company’s financial obligations to third parties or to preserve the Company as a going concern;

(iv) the Company’s requiring Executive (A) to be based at any office or location that is more than 50 miles from the initial location of employment in Dallas, Texas unless a majority of the chief officers of the Company (i.e., the Chief Executive Officer, Chief

Financial Officer and Chief Operating Officer) and a majority of the director level employees (i.e., the Company’s directors of information technology, marketing and quality and purchasing) are relocated to such location and the Executive receives the Relocation Benefits, as defined and determined in accordance with Section 4(i) of this Agreement, or (B) to be based at a location other than the principal executive offices of the Company;

(v) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi) any failure by the Company to require any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(h) Termination Date. “Termination Date” shall mean the date of the termination of the Executive’s employment with the Company and specifically (i) in the case of the Executive’s death, his date of death; (ii) in the case of the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (iii) in all other cases, the date specified in the Notice of Termination, as defined in Section 4(f).

(i) Relocation Benefits. “Relocation Benefits” shall mean:

(i) Temporary Living Expenses. The Company agrees to pay the Executive a lump sum payment gross payment of Five Thousand Dollars ($5000.00), less applicable withholdings, per month (180 days maximum) for temporary living expenses.

(ii) Household Goods Shipment. The Company shall pay or reimburse Executive for the costs of packing, moving, and storing (180 days maximum), delivering and unpacking household goods; shipment of two autos; and prepaid one-way airfare for the Executive’s spouse and dependents.

(iii) Housing Reimbursement. The Executive owns a single family residence located at 535 Jernigan Drive, Copper Canyon, Texas, 75077 (the “Residence”). If the Residence is sold within 180 days after receipt by the Executive of notice of the Board’s election to relocate the Executive, the Company agrees to reimburse the Executive for an amount (if positive) equal to (1) the aggregate sum of (X) the Executive’s purchase price for the Residence and all land and mineral rights owned by the Executive adjacent to the Residence and (Y) the cost of all capital improvements to the Residence and the adjacent land, less (2) the sales price of the Residence net of commissions, closing costs and required repairs. If the Executive is unable to secure a buyer during the 180 day period, the Company will purchase Residence on the 181st day at a purchase price equal to 100% of the average of two appraised values obtained from two independent appraisers selected by the Executive subject to approval of the Company, which approval shall not be unreasonably withheld.

5. Compensation Upon Termination of Employment.

(a) Termination by Company with Cause; Termination by Executive for other than Good Reason. If during the Term of this Agreement, the Executive’s employment under this Agreement is terminated (i) by the Company for Cause or (ii) by the Executive for other than Good Reason, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned, accrued or owing hereunder but not paid as of the Termination Date (collectively, “Accrued Compensation”):

(i) Base Salary and vacation accrued but unpaid through the Termination Date;

(ii) all other compensation which has been earned, accrued or is owing, under the terms of the applicable plan, program or practice, to the Executive as of the Termination Date but not paid, including, without limitation, the Annual Performance Bonus and any incentive awards under any incentive or bonus plan;

(iii) any amounts which the Executive had previously deferred; and

(iv) reimbursement of any and all reasonable expenses incurred in connection with the Executive’s duties and responsibilities under this Agreement in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation; and other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company.

For the purposes of Section 5(a)(ii), to the extent that compensation has not been accrued under any incentive and bonus plan, the applicable metrics under each such plan shall be pro-rated so that such metrics and the measurement of the performance applicable to such metrics shall be calculated based on the number of days of the fiscal year in which the Executive was terminated prior to the Termination Date. The Accrued Compensation shall be paid in a single lump-sum cash payment within ten (10) days following the Executive’s Termination Date, except that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline. The Executive shall not be entitled to any other payment after payment in full of the Accrued Compensation, other than any payment required under any indemnification obligation of the Company and employee benefits to which the Executive is entitled under COBRA (as defined in Section 5(f)), which obligations shall survive termination (collectively, “Post-Termination Obligations”).

(b) Disability. If the Executive’s employment hereunder is terminated by either party by reason of the Executive’s Disability, the Company’s shall pay the Executive (i) the unpaid Accrued Compensation through the Termination Date within thirty (30) days following the Executive’s Termination Date, except that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline and (ii) cash in an amount equal to the Appreciation (as defined in the applicable Stock Appreciation Right awarded under the Company’s 2006 Long-Term Incentive Plan, as amended) as of the Termination Date within thirty (30) days following the Termination Date assuming, for the purposes of this Section 5(b) only, that all Stock Appreciation Rights awarded to the Executive were accelerated and vested as of the Termination Date.

(c) Death. If the Executive’s employment hereunder is terminated due to his death, the Company shall:

(i) pay the Executive’s estate or his beneficiaries (as the case may be) the unpaid Accrued Compensation through the Termination Date within thirty (30) days following the Executive’s Termination Date, except that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline;

(ii) provide such assistance as is necessary to facilitate the payment of any life insurance proceeds provided for in
Section 3(e) of this Agreement that may be payable to the Executive’s beneficiary or beneficiaries; and

(iii) pay cash in an amount equal to the Appreciation (as defined in the applicable Stock Appreciation Right awarded under the Company’s 2006 Long-Term Incentive Plan, as amended) as of the Termination Date within thirty (30) days following the Termination Date assuming, for the purposes of this Section 5(c) only, that all Stock Appreciation Rights awarded to the Executive were accelerated and vested as of the Termination Date.

(d) Termination by Company Without Cause; Termination by Executive with Good Reason. If during the Term of this Agreement, the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(d) or by the Executive for Good Reason pursuant to Section 4(e), the Company’s shall pay the Executive the following amounts:

(i) the Accrued Compensation;

(ii) an amount equal to the product of two times the sum of (y) Executive’s then current annual Base Salary plus (z) the aggregate of the Annual Bonus and Annual Performance Bonus paid or payable for the fiscal year immediately preceding the fiscal year in which termination occurs (such product referred to herein as the “Severance Payment”); and

(iii) the Post-Termination Obligations.

The Accrued Compensation shall be paid by the deadline prescribed in Section 5(a) and the Severance Payment shall be paid in cash in three installments as follows: fifty percent (50%) of the Severance Payment shall be paid within thirty (30) days following the Termination Date, twenty-five percent (25%) shall be paid on the 6-month anniversary of the Termination Date and the remaining twenty-five percent (25%) shall be paid on the 12-month anniversary of the Termination Date, provided, however, that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline.

In addition to the foregoing, one hundred percent (100%) of the Executive’s Stock Appreciation Rights, including any awards made after the date of this Agreement, that are unvested at Termination Date shall be accelerated and become immediately vested as of the Termination Date.

(e) Determination of Base Salary. For purposes of this Section 5, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the Termination Date.

(f) Continuation of Employee Benefits. Subject to applicable law, the Company shall, at its expense, provide to the Executive and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable than those that applied on the Termination Date, for a period of two years following the Termination Date, if the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason. In each case, benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) will commence after the applicable period has been completed. Notwithstanding the foregoing, the Company’s obligation under this Subsection 5(f) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer of the Executive.

(g) No Mitigation: No Offset. In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefit provided to the Executive in any subsequent employment.

(h) Section 409A. It is the intent of this Agreement that no payment to the Executive shall result in nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and applicable guidance promulgated thereunder. However, in the event that all, or a portion, of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A of the Code and any guidance issued thereunder. The Company shall use its best efforts to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A of the Code. In addition, the following delay of payment will not in and of itself constitute a violation of the deferral or distribution requirements of Section 409A of the Code so long as such delay is based on the Company’s reasonable understanding that such payment would violate U.S. federal securities laws or other applicable laws; provided payment shall be made at the earliest date at which the Company reasonably anticipates making the payment will not cause such violation.

Payment or reimbursement of any expenses incurred by Executive pursuant to this Agreement, if any, other than reimbursements that would otherwise be exempt from income or the application of Code Section 409A, shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b). Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For purposes of this Agreement, phrases like “termination of employment,” “termination of Executive’s employment,” “Executive terminates his employment”, and similar phrases shall be interpreted to comply with the requirements of Code Section 409A and the Treasury regulations and applicable guidance promulgated thereunder.

For the avoidance of doubt, nothing in this Agreement is intended to guarantee that Executive shall not be subjected to the payment of “additional tax” or interest under Code Section 409A, and nothing in the Agreement permits Executive to seek or obtain such indemnification from the Company for any such “additional tax” or interest.

6. Employer Covenants.

(a) The Company agrees, in consideration for the Executive’s covenants made herein, to (i) provide the Executive with Trade Secrets and Confidential Information of the Company such as those examples identified below, or access to such information; (ii) provide the Executive with goodwill support such as expense reimbursements in accordance with the Company’s policy limits, provide access to Confidential Information, and/or facilitate contact with suppliers, in order to help the Executive develop goodwill for the Company; and, (iii) provide the Executive with specialized training covering its products, sales techniques and/or other information. The agreements in this Section 6(a) are fully enforceable at the time they are made and are not contingent upon continued employment of the Executive. For purposes of this Agreement, “Trade Secrets” are information of special value, not generally known to the public, that the Company has taken steps to maintain as secret from persons other than those selected by the Company. “Confidential Information” is information acquired by the Executive in the course and scope of his activities for the Company that may be designated or marked by the Company as “Confidential” or that the Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company. Without limitation, some examples of protected Confidential Information and Trade Secrets under this Agreement are internal financial data, research and development regarding existing and prospective site locations and suppliers, personnel evaluations, information and material provided to the Company by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys.

7. Executive Covenants.

(a) Unauthorized Disclosure. The Executive shall not, during the Term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any Confidential Information relating to the business or prospects of the Company including, but not limited to, any Confidential Information with respect to any of the Company’s suppliers, products, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by him in violation of this Section 7(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

(b) Non-Competition. The Executive agrees that, during his employment by the Company pursuant to this Agreement and for a period of two (2) years following the Termination Date, for any reason, of his employment hereunder, he will not, directly or indirectly and in any way, whether as principal or director, officer, employee, consultant, agent, partner or stockholder to another entity (other than by the ownership of a passive investment interest of not more than 2.5% of the outstanding equity securities of a company with publicly traded equity securities):

(i) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which involves the development, opening, operation or franchising of restaurants that derive more than twenty-five percent (25%) of their annual food sales from steak products in the United States;

(ii) contact, interfere with, solicit on behalf of another, or attempt to entice away from the Company (or any affiliate or subsidiary of the Company):

(1) any supplier of the Company (or any subsidiary of the Company) that supplied a material supply of goods to the Company during the Term; or

(2) any contract, agreement or arrangement that the Company (or any affiliate or subsidiary of the Company) is actively negotiating with any other party at the Termination Date; or

(3) any prospective business opportunity that the Company (or any subsidiary of the Company) has identified to the Board in writing prior to the Termination Date.

(c) Non-Solicitation. The Executive agrees that he will not for a period of two (2) years immediately following the termination of his employment, for any reason, either on his own account or in conjunction with or on behalf of any other person, company, business entity or other organization, directly or indirectly:

(i) induce, solicit, entire or procure any person who is an employee of the Company to leave such employment, where that person is:

(1) a Company employee on the Termination Date; or

(2) had been a Company employee in any part of the three (3) years immediately preceding the Termination Date;

(ii) accept into employment or otherwise engage or use the services of any person who:

(1) is a Company employee on the Termination Date; or

(2) had been a Company employee in any part of the three (3) years immediately preceding the Termination Date.

(iii) The Executive agrees that in the event of receiving from any person, company, business entity, or other organization an offer or employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out herein, he will forthwith provide to such person, company, business entity, or other organization making such the offer of employment a full and accurate copy of Section 7 of this Agreement signed by the parties hereto.

(d) Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 7(d) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.

8. Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include any such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

9. Venue. In the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement that is not settled by mutual agreement or arbitration pursuant to Section 20, such controversy or claim (only to the extent arbitration is not required pursuant to Section 20) shall be determined in a court of competent jurisdiction in Dallas County, Texas, or the federal court for Dallas County, Texas, and each party waives any claim to have the matter heard in any other local, state, or federal jurisdiction.

10. Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

11. Headings. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12. Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

13. No Conflicts. Each of the Company and Executive represents and warrants to the other party that neither the execution, delivery and performance by the such person of this Agreement will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, any agreement to which such person is a party or which it or she may be subject.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or three days after being sent by sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:	Lawrence J. Johnson
535 Jernigan Road
Copper Canyon, TX 75077

To the Company:	Fogo de Chão Churrascaria (Holdings) LLC
14881 Quorum Drive, Suite 750
Dallas, TX 75254
Attn: Board of Directors

15. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

16. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive’s employment.

17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company except for increases in the Base Salary, other compensation and benefits provided for in Section 3. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the employment of the Executive by the Company and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof including without limitation any non-compete covenant agreed to by the Executive. This Agreement may be executed in one or more counterparts.

20. Arbitration. Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section shall prohibit the Company from exercising its right under Section 7 hereof to pursue injunctive remedies with respect to a breach or threatened breach of the Executive’s covenants. The arbitration shall be conducted in Dallas, Texas, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §l, et. seq. Any award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction. Pending the resolution of any claim under this Agreement, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement, except to the extent that the arbitrator (or a Court if an action is brought to enforce Section 7) otherwise provides.

21. Attorneys’ Fees. In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in connection with such action.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

COMPANY:

Fogo de Chão Churrascaria (Holdings) LLC,
A Delaware Limited Liability Company

By:	/s/ Danilo Gamboa
Name: Danilo Gamboa
Title: Director

EXECUTIVE:

/s/ Lawrence J. Johnson
Lawrence J. Johnson